                            PRICE ENTERPRISES, INC.
                        OFFER TO PURCHASE FOR CASH UP TO

                     10,000,000 SHARES OF ITS COMMON STOCK

--------------------------------------------------------------------------------
    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, OCTOBER 15, 1998, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    PRICE ENTERPRISES, INC., A MARYLAND CORPORATION (THE "COMPANY"), HEREBY OFFERS TO PURCHASE FROM ITS STOCKHOLDERS UP TO 10,000,000 SHARES OF ITS COMMON STOCK, PAR VALUE $.0001 PER SHARE (THE "SHARES") (CONSTITUTING APPROXIMATELY 42.1% OF THE SHARES OUTSTANDING ON SEPTEMBER 9, 1998), AT $5.50 PER SHARE (THE "PURCHASE PRICE"), NET TO THE SELLER IN CASH, WITHOUT INTEREST THEREON, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH HEREIN AND IN THE RELATED LETTER OF TRANSMITTAL (WHICH, AS AMENDED OR SUPPLEMENTED FROM TIME TO TIME, TOGETHER CONSTITUTE THE "OFFER").

    THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A MINIMUM OF 5,000,000 SHARES, WHICH NUMBER CONSTITUTES APPROXIMATELY 21.0% OF THE SHARES OUTSTANDING ON SEPTEMBER 9, 1998. FOR OTHER CONDITIONS TO THE OFFER, SEE "THE OFFER--SECTION 6."

    THE BOARD OF DIRECTORS OF THE COMPANY CONSIDERED THE EFFECTS OF THE OFFER AND THE BORROWINGS NECESSARY TO FINANCE THE OFFER, INCLUDING, AMONG OTHER THINGS, THE ABILITY OF THE COMPANY TO OPERATE ON A GOING FORWARD BASIS WITH ADDITIONAL INDEBTEDNESS, AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND HAS APPROVED THE MAKING OF THE OFFER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

    STOCKHOLDERS SHOULD NOTE THAT THE PURCHASE PRICE ($5.50 PER SHARE) REPRESENTS A SIGNIFICANT PREMIUM OVER THE CLOSING SALE PRICE OF THE SHARES
($4 5/16 PER SHARE) AS REPORTED ON THE NASDAQ NATIONAL MARKET SYSTEM ON SEPTEMBER 15, 1998, THE DAY PRIOR TO THE ANNOUNCEMENT OF THE OFFER. THE MARKET PRICE OF THE SHARES FOLLOWING CONSUMMATION OF THE OFFER MAY BE LOWER THAN THE PURCHASE PRICE. ACCORDINGLY, ANY SHARES NOT TENDERED PURSUANT TO THE OFFER AND ANY TENDERED SHARES NOT ACCEPTED FOR PAYMENT BY REASON OF PRORATION OR OTHERWISE, MAY HAVE A MARKET PRICE FOLLOWING CONSUMMATION OF THE OFFER THAT IS LOWER THAN THE PURCHASE PRICE. IF MORE THAN 10,000,000 SHARES ARE TENDERED, THE COMPANY WILL PURCHASE SHARES PRO RATA BASED ON THE RATIO OF THE NUMBER OF SHARES PROPERLY TENDERED AND NOT PROPERLY WITHDRAWN BY EACH STOCKHOLDER (OTHER THAN ODD LOT HOLDERS) TO THE TOTAL NUMBER OF SHARES PROPERLY TENDERED AND NOT PROPERLY WITHDRAWN BY ALL STOCKHOLDERS (OTHER THAN ODD LOT HOLDERS). ACCORDINGLY, EACH STOCKHOLDER MAY WISH TO CONSIDER THE POSSIBILITY THAT THE COMPANY WILL PURCHASE ONLY A PORTION OF THE SHARES TENDERED BY SUCH STOCKHOLDER WHEN DETERMINING THE NUMBER OF SHARES TO TENDER, IF ANY.

    THE SHARES ARE LISTED AND TRADED ON THE NASDAQ STOCK MARKET, INC. NATIONAL MARKET ("NASDAQ") UNDER THE SYMBOL "PREN." ON SEPTEMBER 15, 1998, THE LAST FULL TRADING DAY PRIOR TO THE ANNOUNCEMENT OF THE OFFER, THE CLOSING PER SHARE SALES PRICE AS REPORTED ON NASDAQ WAS $4 5/16. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE "THE OFFER--SECTION 7".

                                   IMPORTANT

    Any stockholder wishing to tender all or any part of such stockholder's Shares should either (a) complete and sign a Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver such Letter of Transmittal, together with any required signature guarantee, and any other required documents to ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), and mail or deliver the certificates for such Shares to the Depositary (together with any other documents required by the Letter of Transmittal) or tender such Shares pursuant to the procedure for book-entry transfer set forth in "The Offer--Section 3," or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person if they desire to tender their Shares. Any stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in "The Offer--Section 3."

    TO PROPERLY TENDER SHARES, STOCKHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

    THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

September 17, 1998

                                    SUMMARY

    This general summary is solely for the convenience of the Company's stockholders and is qualified in its entirety by reference to the full text and more specific details set forth in this Offer to Purchase.

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
Purchase Price....................  $5.50 per Share, net to the seller in cash.

Number of Shares to be
  Purchased.......................  Up to 10,000,000 Shares. The Offer is conditioned upon there being validly tendered and not properly withdrawn
                                    prior to the expiration of the Offer a minimum of
                                    5,000,000 Shares.

How to Tender Shares..............  See "THE OFFER--Section 3." Contact the Information
                                    Agent or consult your broker for assistance.

Brokerage Commissions.............  None for registered stockholders who tender their Shares directly to the Depositary. Stockholders holding Shares
                                    through brokers or banks are urged to consult the
                                    brokers or banks to determine whether transaction costs
                                    are applicable if stockholders tender Shares through the
                                    brokers or banks and not directly to the Depositary.

Stock Transfer Tax................  None, if payment is made to the registered holder of
                                    Shares.

Expiration and Proration Dates....  Thursday, October 15, 1998, at 12:00 Midnight, New York
                                    City time, unless the Offer is extended by the Company.

Payment Date......................  As soon as practicable after the Expiration Date.

Position of the Company and its
  Board of Directors..............  Neither the Company nor its Board of Directors makes any recommendation to stockholders as to whether to tender
                                    or refrain from tendering their Shares. Each stockholder
                                    must make the decision whether to tender Shares and, if
                                    so, how many Shares to tender. The Company has been
                                    advised that none of its directors or executive officers
                                    intends to tender any Shares pursuant to the Offer,
                                    except that Murray Galinson, a director, has advised the
                                    Company that the Galinson Charitable Remainder Unit
                                    Trust, of which he is the trustee, intends to tender
                                    5,000 Shares in the Offer. Sol Price, a significant
                                    stockholder of the Company and the father of Robert E.
                                    Price, the Chairman of the Company's Board of Directors,
                                    beneficially owns 5,004,510 Shares through certain
                                    entities (the "Price Entities"). One of such entities,
                                    the Price Family Charitable Trust, of which Sol Price is
                                    a trustee, intends to tender 3,000,000 of the 4,545,170
                                    Shares held by it in the Offer. The Company has been
                                    advised that none of the other Price Entities intends to
                                    tender Shares in the Offer. Following the Offer, Sol
                                    Price and Robert E. Price will continue to beneficially
                                    own at least (depending on proration) 4,631,628 shares,
                                    or 33.7%, of the Company's Common Stock and 9,816,708
                                    shares, or 41.3% of the Company's 8 3/4% Series A
                                    Cumulative Redeemable Preferred Stock. See "REASONS FOR
                                    THE OFFER--Certain Effects of the Offer."


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
Withdrawal Rights.................  Tendered Shares may be withdrawn at any time prior to
                                    12:00 Midnight, New York City time, on Thursday, October
                                    15, 1998, unless the Offer is extended by the Company,
                                    and, unless previously purchased, after 12:00 Midnight,
                                    New York City time, on Thursday, November 12, 1998. See
                                    "THE OFFER-- Section 4."

Odd Lots..........................  There will be no proration of Shares tendered by any stockholder owning beneficially or of record less than
                                    100 Shares as of the close of business on September 16,
                                    1998 and as of the Expiration Date if the stockholder
                                    tenders all Shares owned by the stockholder prior to the
                                    Expiration Date and completes the section entitled "Odd
                                    Lots" in the Letter of Transmittal. See "THE
                                    OFFER--Section 1."

                               TABLE OF CONTENTS

  SECTION                                                                                                           PAGE
-----------                                                                                                         -----
 INTRODUCTION.................................................................................................            7
 REASONS FOR THE OFFER........................................................................................            9
 THE OFFER....................................................................................................           14
        1.   Number of Shares; Proration.......................................................................          14
        2.   Purpose of the Offer; Certain Effects of the Offer................................................          16
        3.   Procedures for Tendering Shares...................................................................          18
        4.   Withdrawal Rights.................................................................................          21
        5.   Purchase of Shares and Payment of Purchase Price..................................................          22
        6.   Certain Conditions of the Offer...................................................................          23
        7.   Price Range of Shares; Dividends..................................................................          24
        8.   Source and Amount of Funds........................................................................          25
        9.   Certain Information Concerning the Company........................................................          26
       10.   Interest of Directors and Officers and Principal Stockholders; Transactions and Arrangements
               Concerning Shares...............................................................................          34
       11.   Effects of the Offer on the Market for Shares; Registration Under the Exchange Act................          36
       12.   Certain Legal Matters; Regulatory Approvals.......................................................          36
       13.   Certain United States Federal Income Tax Consequences.............................................          36
       14.   Extension of the Offer; Termination; Amendment....................................................          38
       15.   Fees and Expenses.................................................................................          39
       16.   Miscellaneous.....................................................................................          39

    CERTAIN SECTIONS OF THIS OFFER TO PURCHASE INCLUDING, BUT NOT LIMITED TO,
SECTION 2 ENTITLED "PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER" AND
SECTION 9 ENTITLED "CERTAIN INFORMATION CONCERNING THE COMPANY," CONTAIN CERTAIN "FORWARD LOOKING STATEMENTS" AS SUCH TERM IS USED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE COMPANY'S PERFORMANCE MAY BE AFFECTED BY MANY UNCERTAINTIES THAT EXIST IN THE COMPANY'S OPERATIONS AND BUSINESS ENVIRONMENT THAT MAY CAUSE ACTUAL PERFORMANCE TO DIFFER MATERIALLY FROM PERFORMANCE SUGGESTED BY ANY FORWARD LOOKING STATEMENTS.

    REAL PROPERTY INVESTMENTS ARE SUBJECT TO VARYING DEGREES OF RISK. THE ECONOMIC PERFORMANCE AND VALUES OF REAL ESTATE CAN BE AFFECTED BY MANY FACTORS, INCLUDING CHANGES IN THE NATIONAL, REGIONAL AND LOCAL ECONOMIC CLIMATES, LOCAL CONDITIONS SUCH AS AN OVERSUPPLY OF SPACE OR A REDUCTION IN DEMAND FOR REAL ESTATE IN THE AREA, THE ATTRACTIVENESS OF THE PROPERTIES TO TENANTS, COMPETITION FROM OTHER AVAILABLE SPACE, THE ABILITY OF THE OWNER TO PROVIDE ADEQUATE MAINTENANCE AND INSURANCE, AND INCREASED OPERATING COSTS. IN RECENT YEARS, THERE HAS BEEN A PROLIFERATION OF NEW RETAILERS AND A GROWING CONSUMER PREFERENCE FOR VALUE-ORIENTED SHOPPING ALTERNATIVES THAT HAVE, AMONG OTHER FACTORS, HEIGHTENED COMPETITIVE PRESSURES. IN CERTAIN AREAS OF THE COUNTRY, THERE MAY ALSO BE AN OVERSUPPLY OF RETAIL SPACE. AS A CONSEQUENCE, MANY COMPANIES IN ALL SECTORS OF THE RETAILING INDUSTRY HAVE ENCOUNTERED SIGNIFICANT FINANCIAL DIFFICULTIES. A SUBSTANTIAL PORTION OF THE COMPANY'S INCOME IS DERIVED FROM RENTAL REVENUES FROM RETAILERS IN COMMUNITY SHOPPING CENTERS AND POWER CENTERS. ACCORDINGLY, NO ASSURANCE CAN BE GIVEN THAT THE COMPANY'S FINANCIAL RESULTS WILL NOT BE ADVERSELY AFFECTED BY THESE DEVELOPMENTS IN THE

RETAIL INDUSTRY. THE COMPANY'S PERFORMANCE MAY ALSO BE AFFECTED BY OTHER RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL PERFORMANCE TO DIFFER MATERIALLY FROM ANY FORWARD-LOOKING STATEMENTS, INCLUDING BUT NOT LIMITED TO THE FOLLOWING: THE COMPANY'S DEPENDENCE ON RENTAL INCOME FROM REAL PROPERTY; THE ILLIQUIDITY OF REAL ESTATE INVESTMENTS; THE RISK OF BANKRUPTCY OF MAJOR TENANTS; THE COMPANY'S RELIANCE ON MAJOR TENANTS; CONTROL OF THE COMPANY BY DIRECTORS AND EXECUTIVE OFFICERS, WHICH COULD DISCOURAGE ACQUISITION OF THE COMPANY'S COMMON STOCK BY POTENTIAL INVESTORS; THE TRADING PRICE OF THE COMPANY'S COMMON STOCK; COMPETITION FOR ACQUISITION OF REAL ESTATE; THE RISK OF THE IMPOSITION OF LIABILITY FOR COSTS OF COMPLIANCE WITH VARIOUS FEDERAL, STATE AND LOCAL ENVIRONMENTAL REGULATIONS; AND TAXATION OF THE COMPANY, WHICH IS CURRENTLY BASED ON ITS STATUS AS A REAL ESTATE INVESTMENT TRUST.

TO THE HOLDERS OF COMMON STOCK OF PRICE ENTERPRISES, INC.:

                                  INTRODUCTION

    Price Enterprises, Inc., a Maryland corporation (the "Company"), invites its stockholders to tender shares of its Common Stock, par value $.0001 per share (the "Shares"), to the Company at $5.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

    THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A MINIMUM OF 5,000,000 SHARES, WHICH NUMBER CONSTITUTES APPROXIMATELY 21.0% OF THE SHARES OUTSTANDING ON SEPTEMBER 9, 1998. FOR OTHER CONDITIONS TO THE OFFER, SEE "THE OFFER--SECTION 6."

    THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

    Upon the terms and subject to the conditions of the Offer, if at the Expiration Date a minimum of 5,000,000 Shares (or a maximum of 10,000,000 Shares) are properly tendered and not properly withdrawn, the Company will buy Shares first from all Odd Lot Holders (as defined in Section 1) who properly tender all their Shares and then on a pro rata basis from all other stockholders who properly tender Shares (and do not properly withdraw them prior to the expiration of the Offer). See "THE OFFER--Section 1."

    The Purchase Price will be paid net to the tendering stockholder in cash, without interest thereon, for all Shares purchased. Tendering stockholders who hold Shares in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through the brokers or banks and not directly to the Depositary. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO THE TENDERING STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE "THE OFFER--SECTION 3." The Company will pay all fees and expenses of ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See "THE OFFER--Section 15."

    The Board of Directors has determined that the Company's financial condition and outlook and current market conditions, including recent trading prices of Shares, make this a favorable time to repurchase a significant portion of the outstanding Shares. In the view of the Board of Directors, the Offer represents an attractive transaction for the Company that should benefit the Company and its remaining stockholders over the long term. In particular, the Board of Directors believes that the purchase of Shares at this time is consistent with the Company's long term corporate goal of seeking to increase stockholder value.

    The Offer provides stockholders who are considering a sale of all or a portion of their Shares with the opportunity to sell their Shares to the Company for $5.50 per Share, and, subject to the terms and conditions of the Offer, to sell those Shares without, where Shares are tendered by the registered owner thereof directly to the Depositary, the usual transaction costs associated with open market sales. In addition, the Offer gives stockholders the opportunity to sell at a price greater than the market price prevailing prior to the announcement of the Offer. The Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in the Company.

    Stockholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future. In determining whether to tender Shares pursuant to the Offer, stockholders should consider the possibility that they may be able to sell their Shares in the future on Nasdaq or otherwise, including in connection with a sale of the Company, at a net price higher than the Purchase Price. See "THE OFFER--Section 2." The Company can give no assurance, however, as to the price at which a stockholder may be able to sell non-tendered Shares in the future. In fact, stockholders should note that the Purchase Price ($5.50 per Share) represents a significant premium over the closing sale price of the Shares ($4 5/16 per Share) as reported on September 15, 1998, the day prior to the announcement of the Offer. The market price of the Shares following consummation of the Offer may be lower than the Purchase Price. If more than 10,000,000 shares are tendered, the Company will purchase shares pro rata based on the ratio of the number of shares properly tendered and not properly withdrawn by each stockholder (other than odd lot holders) to the total number of shares properly tendered and not properly withdrawn by all stockholders (other than odd lot holders). Accordingly, each stockholder may wish to consider the possibility that the Company will purchase only a portion of the shares tendered by such stockholder when determining the number of shares to tender, if any.

    As of September 9, 1998, the Company had 23,758,282 issued and outstanding Shares and had reserved 672,867 Shares for issuance upon exercise of outstanding stock options ("Options") under the Company's 1995 Combined Stock Grant and Stock Option Plan, as amended, and its 1995 Directors Option Plan, as amended (together, the "Option Plans"). The 10,000,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 42.1% of the Company's Shares outstanding on September 9, 1998 (approximately 40.9% assuming exercise of all outstanding Options). The Shares are listed and traded on Nasdaq under the symbol "PREN." On September 15, 1998, the last full trading day prior to the announcement of the Offer, the closing per Share sales price as reported on Nasdaq was $4 5/16. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See "THE OFFER--Section 7."

    THE BOARD OF DIRECTORS OF THE COMPANY CONSIDERED THE EFFECTS OF THE OFFER AND THE BORROWINGS NECESSARY TO FINANCE THE OFFER, INCLUDING, AMONG OTHER THINGS, THE ABILITY OF THE COMPANY TO OPERATE ON A GOING FORWARD BASIS WITH ADDITIONAL INDEBTEDNESS, AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND HAS APPROVED THE MAKING OF THE OFFER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

    STOCKHOLDERS SHOULD NOTE THAT THE PURCHASE PRICE ($5.50 PER SHARE) REPRESENTS A SIGNIFICANT PREMIUM OVER THE CLOSING SALE PRICE OF THE SHARES
($4 5/16 PER SHARE) AS REPORTED ON NASDAQ ON SEPTEMBER 15, 1998, THE DAY PRIOR TO THE ANNOUNCEMENT OF THE OFFER. THE MARKET PRICE OF THE SHARES FOLLOWING CONSUMMATION OF THE OFFER MAY BE LOWER THAN THE PURCHASE PRICE. ACCORDINGLY, ANY SHARES NOT TENDERED PURSUANT TO THE OFFER AND ANY TENDERED SHARES NOT ACCEPTED FOR PAYMENT BY REASON OF PRORATION OR OTHERWISE MAY HAVE A MARKET PRICE FOLLOWING CONSUMMATION OF THE OFFER THAT IS LOWER THAN THE PURCHASE PRICE. IF MORE THAN 10,000,000 SHARES ARE TENDERED, THE COMPANY WILL PURCHASE SHARES PRO RATA BASED ON THE RATIO OF THE NUMBER OF SHARES PROPERLY TENDERED AND NOT PROPERLY WITHDRAWN BY EACH STOCKHOLDER (OTHER THAN ODD LOT HOLDERS) TO THE TOTAL NUMBER

OF SHARES PROPERLY TENDERED AND NOT PROPERLY WITHDRAWN BY ALL STOCKHOLDERS (OTHER THAN ODD LOT HOLDERS). ACCORDINGLY, EACH STOCKHOLDER MAY WISH TO CONSIDER THE POSSIBILITY THAT THE COMPANY WILL PURCHASE ONLY A PORTION OF THE SHARES TENDERED BY SUCH STOCKHOLDER WHEN DETERMINING THE NUMBER OF SHARES TO TENDER, IF ANY.

    The Company is making the Offer to provide stockholders the opportunity to realize value on a significant portion of their investment in the Company in the near term, while retaining a continuing equity interest in the Company. Although the Company will, on a going forward basis, have a greater amount of indebtedness than has recently been the case, the Board of Directors of the Company believes that the level of indebtedness resulting from the borrowings necessary to fund the Offer is acceptable and that the Company will have sufficient additional borrowing capacity to execute its business strategy.

    The Company will fund the purchase of Shares pursuant to the Offer and for the payment of related fees and expenses from borrowings under (i) a new $50 million credit facility from Morgan Guaranty Trust Company of New York (the "New Credit Facility") and (ii) the Company's existing credit facility with Union Bank of Switzerland ("UBS") (the "UBS Credit Facility"). For a description of the terms and conditions of the New Credit Facility and the UBS Credit Facility, see "THE OFFER--Section 8."

    The Company has been advised that none of its directors or executive officers intends to tender any Shares pursuant to the Offer, except that Murray Galinson, a director, has advised the Company that the Galinson Charitable Remainder Unit Trust, of which he is the trustee, intends to tender 5,000 Shares in the Offer. Sol Price, a significant stockholder of the Company and the father of Robert E. Price, the Chairman of the Company's Board of Directors, beneficially owns 5,004,510 Shares through certain entities (the "Price Entities"). One of such entities, the Price Family Charitable Trust, of which Sol Price is a trustee, intends to tender 3,000,000 of the 4,545,170 Shares held by it in the Offer. The Company has been advised that none of the other Price Entities intends to tender Shares in the Offer. Following the Offer, Sol Price and Robert Price will continue to beneficially own at least (depending on proration) 4,631,628 shares, or 33.7%, of the Company's Common Stock and 9,816,708 shares, or 41.3%, of the Company's 8 3/4% Series A Cumulative Redeemable Preferred Stock ("Series A Preferred Stock").

                             REASONS FOR THE OFFER

PURPOSE OF THE OFFER

    In the ongoing process of formulating the Company's business and financial plans, members of the Company's Board of Directors and management regularly reassess the Company's long term prospects in light of anticipated general economic and business conditions and management's forecasts for the Company's business.

    The Board of Directors has determined that the Company's financial condition and outlook and current market conditions, including the recent trading prices of its Common Stock, make this a favorable time to repurchase a significant portion of the outstanding shares of the Company's Common Stock. In the view of the Board of Directors, the Offer represents an attractive transaction for the Company that should benefit the Company and its remaining stockholders over the long term. In particular, the Board of Directors believes that the repurchase of the Shares at this time is consistent with the Company's long term goal of seeking to increase stockholder value.

    The Company is making the Offer to provide stockholders the opportunity to realize value on a significant portion of their investment in the Company in the near term, while retaining a continuing equity interest in the Company. Although the Company will, on a going forward basis, have a greater amount of indebtedness than has recently been the case, the Board of Directors of the Company believes that the level of indebtedness resulting from the borrowings necessary to fund the Offer is acceptable and that the Company will have sufficient additional borrowing capacity to execute its business strategy.

CERTAIN EFFECTS OF THE OFFER

    Implementation of the Offer will have a substantial impact upon the Company, which may affect the value of an investment in the Shares after the consummation of the Offer, including the effects described below. The following discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the matters discussed below as well as the factors described in the Company's Transition Report on Form 10-K for the period ended December 31, 1997.

    The reduction in the number of the Shares outstanding as a result of the consummation of the Offer will proportionately increase the per Share interest represented by the remaining Shares in the Company. Accordingly, stockholders should also be aware that, after the consummation of the Offer, future increases and declines in earnings will be greater on a per Share basis due to a smaller number of outstanding Shares. Moreover, consummation of the Offer and the borrowing of the funds necessary to make the Offer under the New Credit Facility and the UBS Credit Facility will result in the Company having a greater amount of indebtedness than historically has been the case. After giving pro forma effect to the Offer and the borrowing of the $55.2 million necessary to make the Offer, at June 30, 1998, the Company would have had total indebtedness of $84.1 million and stockholders' equity would have been $350.1 million. See "THE OFFER--Section 8" and "--Section 10."

    In addition, the additional indebtedness will have a negative effect on the Company's net income. For the six month period ended June 30, 1998, the Company's net income on a pro forma basis as adjusted to give effect to the Offer, the borrowing of the funds necessary to make the Offer under the New Credit Facility and the UBS Credit Facility and the acquisitions of two significant real properties in May 1998 would have been $14.1 million compared to the historical net income of $15.5 million for such period. Pro forma net interest expense would have been $2.2 million for the six month period ended June 30, 1998 as compared to net interest income of $240,000 for the same period on an historical basis. Pro forma net interest expense is based on Company estimates of additional debt related to the Offer as well as two acquisitions in May 1998 using average interest rates under the New Credit Facility and the UBS Credit Facility for the periods reported. See "THE OFFER--Section 9."

    The Company's increased indebtedness could have important consequences to holders of Shares, including but not limited to the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations and other purposes, including capital expenditures; (iii) the Company may be hindered in its ability to adjust rapidly to changing market conditions; and (iv) the Company's increased indebtedness could make it more vulnerable in the event of a downturn in general economic conditions or its business or changing market conditions. In addition, the Company's ability to repay or to refinance its obligations with respect to its indebtedness will depend on its future financial and operating performance, which, in turn, will be subject to a number of factors, many of which are beyond the Company's control, including, but not limited to, competition for acquisition of real estate and the Company's dependence on rental income from real property. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations and pay dividends on its 8 3/4% Series A Cumulative Redeemable Preferred Stock ("Series A Preferred Stock"), the Company may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital, or refinance or restructure its debt. Although the Company expects that payment of the stated dividends on the Series A Preferred Stock will be sufficient during the next twelve months for the Company to comply with the requirement that real estate investment trusts ("REITs") distribute at least 95% of REIT taxable income to stockholders, the Company will pay dividends on its Common Stock to the extent necessary to comply with such REIT requirements. See "THE OFFER--Section 7." These factors may have a material adverse effect on the marketability, price and future value of the Shares.

    As common equity securities of the Company, the Shares rank below all debt claims and the $16.00 per share liquidation preference of the Series A Preferred Stock in the event of the insolvency or bankruptcy of the Company. As of September 14, 1998, 23,758,282 shares of Series A Preferred Stock were outstanding. The Company issued the Series A Preferred Stock pursuant to a pro rata distribution on August 17, 1998 of one share of Series A Preferred Stock on each share of Common Stock outstanding on July 30, 1998. The Board of Directors decided to distribute the Series A Preferred Stock in June 1998 after it compared the Company's equity capitalization to that of a growing number of REITs that had issued shares of non-convertible preferred stock with a stated dividend rate. The Board of Directors evaluated the merits of dividing its then current equity capitalization, which consisted solely of common stock, into two classes of equity securities, common stock and preferred stock. Following such evaluation, the Board of Directors determined that such a division of its equity would be in the best interests of the Company and its stockholders.

    STATE STATUTES. Under the Maryland General Corporation Law (the "MGCL"), a corporation may not purchase its own shares of capital stock when, after giving effect to such purchase, the corporation would be unable to pay indebtedness of the corporation as the indebtedness becomes due in the usual course of business. The Board of Directors of the Company believes that the purchase of Shares pursuant to this Offer is permissible under the MGCL. See "--Purpose of the Offer," and "THE OFFER--Section 6," "--Section 8" and "--Section 10."

    If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find that, at the time the Company purchased Shares pursuant to the Offer, (i) the Company incurred the debt under the New Credit Facility and the UBS Credit Facility or purchased the Shares with the intent of hindering, delaying or defrauding current or future creditors or (ii)(a) the Company received less than reasonably equivalent value or fair consideration in connection with the repurchase of Shares pursuant to the Offer and (b) the Company (1) was insolvent or was rendered insolvent by reason of the Offer and such repurchase, including the incurrence of the indebtedness related thereto, (2) was engaged in a business or transaction for which its assets constituted unreasonably small capital, (3) intended to incur, or believed that it would incur obligations beyond its ability to pay as such obligations matures (as the foregoing terms are defined in or interpreted under the applicable fraudulent conveyance statutes) or (4) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), such court could determine to invalidate the Company's purchase of the Shares pursuant to the Offer and require that such stockholders return the Purchase Price for their Shares to the Company or that the Company establish a fund with such amounts for the benefit of its creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied. Generally, however, the Company would be considered insolvent if the fair value of the Company's assets is less than the amount of the Company's total debts and liabilities or if the Company has incurred debt beyond its ability to repay such debt as it matures. The Board of Directors believes that the Company will not be insolvent following the consummation of the Offer and the borrowing of the funds necessary to make the Offer under the New Credit Facility and the UBS Credit Facility. See "--Purpose of the Offer" and "THE OFFER--Section 8."

    CERTAIN BUSINESS RISKS. There are certain risks associated with the Company's business, including, in particular, the competition for acquisition of real estate and the Company's dependence on rental income from real property. Following the implementation of the Offer and the borrowing of the funds necessary to make the Offer under the New Credit Facility and the UBS Credit Facility, the increased indebtedness of the Company will render it more difficult for the Company to respond to these risks. Moreover, the reduction in the number of the Shares outstanding will proportionately increase the per Share interest represented by the remaining Shares in the Company and accordingly, any future declines in earnings will be greater on a per Share basis due to a smaller number of outstanding Shares.

    CERTAIN ANTI-TAKEOVER EFFECTS. Robert E. Price, who is Chairman of the Board of Directors, and Sol Price, a significant stockholder of the Company and the father of Robert E. Price, beneficially owned as of August 28, 1998 an aggregate of 7,631,628 shares, or 32.1%, of the outstanding Common Stock of the Company. Although the Price Family Charitable Trust, of which Sol Price is a trustee, has advised the Company that it intends to tender 3,000,000 Shares in the Offer, the Prices will continue to beneficially own at least (depending on proration) 33.7% of the Company's Common Stock. The Prices also beneficially own 41.3% of the Company's Series A Preferred Stock. The level of the Prices' beneficial ownership may have the effect of discouraging certain persons from purchasing Shares in circumstances that would provide stockholders an opportunity to sell some or all of their Shares at a premium over prevailing market prices. In addition, this factor would tend to insulate current management against the possibility of removal in the event of a takeover bid. In its review and approval of the Offer and the borrowing of the funds necessary to make the Offer under the New Credit Facility and the UBS Credit Facility, the Board of Directors considered this factor, including the Company's increased vulnerability to unfair takeover tactics resulting from its reduced market capitalization following the consummation of the Offer.

    Notwithstanding the above, the Company believes that the consummation of the Offer will not restrict its ability to negotiate and consummate any sale, merger or other business combination involving all or part of the Company which the Board of Directors considers to be fair and in the best interests of stockholders. Additionally, the Company does not believe that the consummation of the Offer will deprive it of the flexibility to evaluate and respond to a proposal for such a transaction.

    NO ASSURANCE AS TO FUTURE SHARE PRICE. The Offer provides stockholders with the opportunity to sell a significant portion of their Shares to the Company at a premium over current market prices while also permitting them the opportunity to retain a continuing equity interest in the Company. The reduction in the number of the Shares outstanding as a result of the consummation of the Offer will proportionately increase the per Share interest represented by the remaining Shares in the Company. Accordingly, stockholders should also be aware that, after the consummation of the Offer, future increases and declines in earnings will be greater on a per Share basis due to a smaller number of outstanding Shares. In addition, stockholders should note that the Purchase Price ($5.50 per Share) represents a significant premium over the closing sale price of the Shares ($4 5/16 per Share) as reported on September 15, 1998, the day prior to the announcement of the Offer. The market price of the Shares following consummation of the Offer may be lower than the Purchase Price. Accordingly, any Shares not tendered pursuant to the Offer and any tendered Shares not accepted for payment by reason of proration or otherwise, may have a market price following consummation of the Offer that is lower than the Purchase Price. If more than 10,000,000 shares are tendered, the Company will purchase shares pro rata based on the ratio of the number of shares properly tendered and not properly withdrawn by each stockholder (other than odd lot holders) to the total number of shares properly tendered and not properly withdrawn by all stockholders (other than odd lot holders). Accordingly, each stockholder may wish to consider the possibility that the Company will purchase only a portion of the shares tendered by such stockholder when determining the number of shares to tender, if any.

    The Company has no present intention of acquiring Shares in addition to the Shares purchased pursuant to the Offer. However, the Company reserves the right to purchase additional Shares on the open market in the future, through public tenders or otherwise, in amounts and at times not now determinable and at prices that could be higher or lower than the Purchase Price. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the Company's business and financial position, the results of the Offer, the terms of its outstanding debt and preferred stock, and general economic and market conditions.

    Shares the Company repurchases pursuant to the Offer will resume the status of authorized but unissued shares. As such, the Shares acquired by the Company would be available for issuance by the Company upon authorization by its Board of Directors, generally without the prior approval of the Company's stockholders, except in connection with certain transactions for which stockholder approval is required under applicable general corporation law and Nasdaq requirements. The Company has no immediate plans to reissue any Shares purchased in the Offer.

    For a discussion of the effects of the Offer on the market for the Shares, see "THE OFFER-- Section 11."

    The Company has been advised that none of its directors or executive officers intends to tender any Shares pursuant to the Offer, except that Murray Galinson, a director, has advised the Company that the Galinson Charitable Remainder Unit Trust, of which he is the trustee, intends to tender 5,000 Shares in the Offer. Sol Price, a significant stockholder of the Company and the father of Robert E. Price, the Chairman of the Company's Board of Directors, beneficially owns 5,004,510 Shares through certain entities (the "Price Entities"). One of such entities, the Price Family Charitable Trust, of which Sol Price is a trustee, intends to tender 3,000,000 of the 4,545,170 Shares held by it in the Offer. The Company has been advised that none of the other Price Entities intends to tender Shares in the Offer. Following the Offer, Sol Price and Robert E. Price will continue to beneficially own at least (depending on proration) 4,631,628 shares, or 33.7%, of the Company's Common Stock and 9,816,708 shares, or 41.3% of the Company's Series A Preferred Stock.

POSITION OF THE BOARD OF DIRECTORS

    The Board of Directors, in reaching its determination that the Offer is fair to, and in the best interests of, the Company and its stockholders and prior to voting unanimously to approve the making of the Offer and the transactions contemplated thereby, considered, among other things, the purposes and potential effects of the Offer and the borrowing of the funds necessary to make the Offer under the New Credit Facility and the UBS Credit Facility, including the aggregate amount payable to stockholders upon consummation of the Offer, the anticipated short-term and long-term impact on the Company and, in particular, the ability of the Company to finance its current and projected operating and capital requirements and to implement its business plan going forward and the effect of the Offer on the trading price of the Shares and in the near and longer term. The Board of Directors also considered the available alternatives to the Offer, including determining not to pursue any transaction at this time. The Board of Directors also considered that the Offer is being made available to all stockholders on an equal basis and that stockholders will be able to retain their equity interest in the Company. See "--Certain Effects of the Offer."

    The Board of Directors of the Company has approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to stockholders as to whether to tender or refrain from tendering their Shares. Each stockholder must make the decision whether to tender such stockholder's Shares and, if so, how many Shares to tender. The Company has been advised that none of its directors or executive officers intends to tender any Shares pursuant to the Offer, except that Murray Galinson, a director, has advised the Company that the Galinson Charitable Remainder Unit Trust, of which he is the trustee, intends to tender 5,000 Shares in the Offer.

    STOCKHOLDERS SHOULD NOTE THAT THE PURCHASE PRICE ($5.50 PER SHARE) REPRESENTS A SIGNIFICANT PREMIUM OVER THE CLOSING SALE PRICE OF THE SHARES
($4 5/16 PER SHARE) AS REPORTED ON NASDAQ ON SEPTEMBER 15, 1998, THE DAY PRIOR TO THE ANNOUNCEMENT OF THE OFFER. THE MARKET PRICE OF THE SHARES FOLLOWING CONSUMMATION OF THE OFFER MAY BE LOWER THAN THE PURCHASE PRICE. ACCORDINGLY, ANY SHARES NOT TENDERED PURSUANT TO THE OFFER AND ANY TENDERED SHARES NOT ACCEPTED FOR PAYMENT BY REASON OF PRORATION OR OTHERWISE, MAY HAVE A MARKET PRICE FOLLOWING CONSUMMATION OF THE OFFER THAT IS LOWER THAN THE PURCHASE PRICE. IF MORE THAN 10,000,000 SHARES ARE TENDERED, THE COMPANY WILL PURCHASE SHARES PRO RATA BASED ON THE RATIO OF THE NUMBER OF SHARES PROPERLY TENDERED AND NOT PROPERLY WITHDRAWN BY EACH STOCKHOLDER (OTHER THAN ODD LOT HOLDERS) TO THE TOTAL NUMBER

OF SHARES PROPERLY TENDERED AND NOT PROPERLY WITHDRAWN BY ALL STOCKHOLDERS (OTHER THAN ODD LOT HOLDERS). ACCORDINGLY, EACH STOCKHOLDER MAY WISH TO CONSIDER THE POSSIBILITY THAT THE COMPANY WILL PURCHASE ONLY A PORTION OF THE SHARES TENDERED BY SUCH STOCKHOLDER WHEN DETERMINING THE NUMBER OF SHARES TO TENDER, IF ANY.

                                   THE OFFER

1.  NUMBER OF SHARES; PRORATION.

    Upon the terms and subject to the conditions of the Offer, the Company will purchase that number of Shares up to 10,000,000 that are properly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) for $5.50 per Share, net to the seller in cash, without interest thereon. The Offer is conditioned upon there being validly tendered and not properly withdrawn prior to the expiration of the Offer a minimum of 5,000,000 Shares, which number constitutes approximately 21.0% of the Shares outstanding on September 9, 1998.

    The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, October 15, 1998 unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See "--Section 14" for a description of the Company's right to extend, delay, terminate or amend the Offer. The Company reserves the right to purchase more than 10,000,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. See "--Section 14." In the event of an over-subscription of the Offer as described below, Shares tendered prior to the Expiration Date will be subject to proration, except for Odd Lots (as defined below). The proration period also expires on the Expiration Date. If (i) the Company increases or decreases the price to be paid for Shares or the Company increases the number of Shares being sought in the Offer and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, the Offer will be extended until the expiration of such period of ten business days.

    THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A MINIMUM OF 5,000,000 SHARES, WHICH NUMBER CONSTITUTES APPROXIMATELY 21.0% OF THE SHARES OUTSTANDING ON SEPTEMBER 9, 1998. FOR OTHER CONDITIONS TO THE OFFER, SEE "--SECTION 6."

    The Company will pay the Purchase Price for all Shares properly tendered pursuant to the Offer and not properly withdrawn, upon the terms and subject to the conditions of the Offer, including the proration provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

    Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release on the PR Newswire.

    If the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date is more than or equal to 5,000,000 Shares and less than or equal to 10,000,000, the Company will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered at the Purchase Price.

    PRIORITY OF PURCHASES. Upon the terms and subject to the conditions of the Offer, if more than 10,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) have been properly tendered and not properly withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares on the basis set forth below:

        (a) FIRST, all Shares properly tendered and not properly withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined below) who:

           (1) tenders all Shares owned beneficially or of record by such Odd Lot Holder (tenders of less than all the Shares owned by such Odd Lot Holder will not qualify for this preference); and

           (2) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

        (b) SECOND, after the purchase of all of the foregoing Shares, all other Shares properly tendered and not properly withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares), as described below.

    ODD LOTS. For purposes of the Offer, the term "Odd Lots" shall mean all Shares properly tendered prior to the Expiration Date and not properly withdrawn by any person (an "Odd Lot Holder") who owned beneficially or of record as of the close of business on September 16, 1998 and who continue to own beneficially or of record as of the Expiration Date, an aggregate of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. In order to qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's Shares. Any stockholder wishing to tender all of such stockholder's Shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

    The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any stockholder who tenders any Shares beneficially owned and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right.

    PRORATION. In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each stockholder tendering Shares, other than Odd Lot Holders, shall be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders, other than Odd Lot Holders. Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not properly withdrawn, and because of the Odd Lot procedure, the Company does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately five business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

    As described in Section 13, the number of Shares that the Company will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder's decision whether or not to tender Shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

    This Offer to Purchase and the related Letter of Transmittal will be mailed to stockholders who were record holders of Shares as of September 16, 1998 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

    The Board of Directors has determined that the Company's financial condition and outlook and current market conditions, including the recent trading prices of its Common Stock, make this a favorable time to repurchase a significant portion of the outstanding shares of the Company's Common Stock. In the view of the Board of Directors, the Offer represents an attractive transaction for the Company that should benefit the Company and its remaining stockholders over the long term. In particular, the Board of Directors believes that the repurchase of the Shares at this time is consistent with the Company's long term goal of seeking to increase stockholder value.

    The Offer also provides stockholders who are considering a sale of all or a portion of their Shares with the opportunity to realize value on a significant portion of their investment in the Company and to sell such Shares for cash without, where Shares are tendered by the registered owner directly to the Depositary, the usual transaction costs associated with open market sales. In addition, Odd Lot Holders who hold Shares in their names and tender their Shares directly to the Depositary and whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd lot discounts payable on a sale of their Shares in a Nasdaq transaction. The Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in the Company.

    Stockholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interests in the Company, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future. Stockholders may be able to sell non-tendered Shares in the future on Nasdaq or otherwise, including in connection with a sale of the Company, at a net price higher than the Purchase Price. The Company can give no assurance, however, as to the price at which a stockholder may be able to sell Shares in the future. In fact, stockholders should note that the Purchase Price ($5.50 per Share) represents a significant premium over the closing sale price of the Shares
($4 5/16 per Share) as reported on September 15, 1998, the day prior to the announcement of the Offer. The market price of the Shares following consummation of the Offer may be lower than the Purchase Price. Accordingly, any Shares not tendered pursuant to the Offer and any tendered Shares not accepted for payment by reason of proration or otherwise, may have a market price following consummation of the Offer that is lower than the Purchase Price. If more than 10,000,000 shares are tendered, the Company will purchase shares pro rata based on the ratio of the number of shares properly tendered and not properly withdrawn by each stockholder (other than odd lot holders) to the total number of shares properly tendered and not properly withdrawn by all stockholders (other than odd lot holders). Accordingly, each stockholder may wish to consider the possibility that the Company will purchase only a portion of the shares tendered by such stockholder when determining the number of shares to tender, if any.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT WITH THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER, EXCEPT THAT MURRAY GALINSON, A DIRECTOR, HAS ADVISED THE COMPANY THAT THE GALINSON CHARITABLE REMAINDER UNIT TRUST, OF WHICH HE IS THE TRUSTEE, INTENDS TO TENDER 5,000 SHARES IN THE OFFER. SOL PRICE, A SIGNIFICANT STOCKHOLDER OF THE COMPANY AND THE FATHER OF ROBERT E. PRICE, THE CHAIRMAN OF THE COMPANY'S BOARD OF DIRECTORS, BENEFICIALLY OWNS 5,004,510 SHARES THROUGH CERTAIN ENTITIES (THE "PRICE ENTITIES"). ONE OF SUCH ENTITIES, THE PRICE FAMILY CHARITABLE TRUST, OF WHICH SOL PRICE IS A TRUSTEE, INTENDS TO TENDER 3,000,000 OF THE 4,545,170 SHARES HELD BY IT IN THE OFFER. THE COMPANY HAS BEEN ADVISED THAT NONE OF THE OTHER PRICE ENTITIES INTENDS TO TENDER SHARES IN THE OFFER. FOLLOWING THE OFFER, SOL PRICE AND ROBERT E. PRICE WILL CONTINUE TO BENEFICIALLY OWN AT LEAST (DEPENDING ON PRORATION) 4,631,628 SHARES, OR 33.7%, OF THE COMPANY'S COMMON STOCK AND 9,816,708 SHARES, OR 41.3%, OF THE SERIES A PREFERRED STOCK. SEE "--SECTION 10."

    The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise, subject to the approval of the Board of Directors. Future purchases may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

    Shares the Company acquires pursuant to the Offer will resume the status of authorized but unissued shares and will be available for the Company to issue without further stockholder action (except as required by applicable law or the rules applicable to companies with shares traded on Nasdaq or any other securities exchange on which the Shares may be listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for the issuance of Shares repurchased pursuant to the Offer by the Company.

    Except as disclosed in this Offer to Purchase, the Company currently has no plans or proposals that relate to or would result in (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;
(c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Certificate of Incorporation or By-Laws or other actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange or ceasing to be authorized for quotation in an inter-dealer quotation system of a registered national securities association;
(i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

3.  PROCEDURES FOR TENDERING SHARES.

    PROPER TENDER OF SHARES. For Shares to be tendered properly pursuant to the Offer, (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received prior to 12:00 Midnight, New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase, or (b) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

    ODD LOT HOLDERS WHO TENDER ALL SHARES MUST COMPLETE THE SECTION CAPTIONED "ODD LOTS" IN THE LETTER OF TRANSMITTAL AND, IF APPLICABLE, IN THE NOTICE OF GUARANTEED DELIVERY, TO QUALIFY FOR THE PREFERENTIAL TREATMENT AVAILABLE TO ODD LOT HOLDERS AS SET FORTH IN SECTION 1.

    STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF STOCKHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required: (i) if the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) if Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (each of the foregoing constituting an "Eligible Institution"). See "Instruction 1 of the Letter of Transmittal." If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND

RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

    BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Internal Revenue Service ("IRS"), unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that such number is correct. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. If the Depositary is not provided with the correct taxpayer identification number, the United States Holder (as defined in Section 13 herein) also may be subject to a penalty imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained. Certain "exempt recipients" (including, among others, all corporations and certain Non-United States Holders (as defined in Section 13 herein)) are not subject to these backup withholding and information reporting requirements. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. Such statements can be obtained from the Depositary. See "Instruction 13 of the Letter of Transmittal."

    TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL.

    For a discussion of certain United States federal income tax consequences to tendering stockholders, see "--Section 13."

    WITHHOLDING FOR NON-UNITED STATES HOLDERS. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or his agent unless the Depositary determines that a reduced rate of withholding is available (E.G., pursuant to a tax treaty) or that an exemption from withholding is applicable (E.G., because the gross proceeds are effectively connected with the conduct of a trade or business within the United States). In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a stockholder's status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form
4224) unless facts and circumstances indicate that such reliance is not warranted. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-United States Holder meets those tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

    NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and the stockholder's Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

        (a) the tender is made by or through an Eligible Institution;

        (b) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

        (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

    RETURN OF TENDERED SHARES. If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

    COMPANY STOCK OPTION PLANS. The Company is not offering, as part of the Offer, to purchase any options ("Options") outstanding under the Company's Stock Option Plans and tenders of Options will not be accepted. Holders of Options who wish to participate in the Offer may either (i) comply with the procedure for guaranteed delivery set forth above without having to exercise their Options until after the results of the Offer are known (provided, however, that an Option holder will not be required to make the requisite tender through an Eligible Institution and may personally execute and deliver the Notice of Guaranteed Delivery) or (ii) exercise their Options and purchase Shares of the Company's common stock and then tender the Shares pursuant to the Offer, provided that, in the case of either (i) or (ii), any exercise of an Option and tender of Shares is in accordance with the terms of the Option Plans and the

Options. In no event are any Options to be delivered to the Depositary in connection with a tender of Shares hereunder. An exercise of an Option cannot be revoked even if Shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any reason.

    DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of Shares to be accepted, the price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder and the Company's interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. None of the Company, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any notice.

    TENDERING STOCKHOLDER'S REPRESENTATION AND WARRANTY; COMPANY'S ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to the Company that (a) the stockholder has a net long position in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (b) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and conditions of the Offer.

    CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.  WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Thursday, November 12, 1998.

    For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic, telex or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any notice.

    Withdrawals may not be rescinded and any Shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless the withdrawn Shares are properly re-tendered prior to the Expiration Date by following one of the procedures described in Section 3.

    If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

    Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company will purchase and pay at the Purchase Price for up to 10,000,000 of the Shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered. In addition, the Company reserves the right, in its sole discretion and subject to applicable law, to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law, government regulation or any other condition contained herein. See "--Section 6." For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares that are properly tendered and not properly withdrawn (subject to the proration provisions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of the Shares for payment pursuant to the Offer.

    Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, the Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders.

    In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately five business days after the Expiration Date. Certificates for all Shares tendered and not purchased due to proration will be returned (or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the Shares) to the tendering stockholder at the Company's expense as promptly as practicable after the Expiration Date or termination of the Offer without expense to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY THE COMPANY BY REASON OF ANY DELAY IN MAKING PAYMENT. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See "--Section 6."

    The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See "Instruction 6 of the Letter of Transmittal."

    ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE "--SECTION 3." ALSO SEE "--SECTION 3" REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR NON-UNITED STATES HOLDERS.

6.  CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after September 17, 1998 and prior to the Expiration Date any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's reasonable judgment and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with acceptance for payment:

        (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in the Company's reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

        (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares,
    (iii) materially impair the contemplated benefits of the Offer to the Company or (iv) materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

        (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on September 16, 1998;

        (d) a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person;

        (e) (i) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before September 17, 1998), (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before the Expiration Date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Shares or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities other than in connection with a transaction authorized by the Board of Directors of the Company;

        (f) any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company or its subsidiaries that, in the Company's reasonable judgment, is or may be material to the Company or its subsidiaries; or

        (g) the Company determines that the consummation of the offer and the purchase of the Shares may cause the Shares to be delisted from Nasdaq or to be eligible for deregistration under the Exchange Act.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or omission by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its reasonable discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding.

7.  PRICE RANGE OF SHARES; DIVIDENDS.

    The Shares are listed and traded on Nasdaq. On August 17, 1998, the Company made a pro rata distribution to its stockholders of one share of Series A Preferred Stock for each share of Common Stock outstanding on July 30, 1998. The distribution of the Series A Preferred Stock, which is separately traded on Nasdaq, had an immediate negative impact on the trading price of the Common Stock. On the first day of trading of the Series A Preferred Stock, the closing sale price of the Series A Preferred Stock was $14 7/8 and the closing sale price of the Common Stock was $4 3/8.

    The following table sets forth, for the fiscal quarters indicated, (i) the high and low per Share sales prices on Nasdaq as compiled from published financial sources, (ii) the high and low per Share sales prices adjusted to reflect the distribution of the Series A Preferred Stock, assuming a price per share of $14 7/8 for the Series A Preferred Stock, which was the closing sale price on the first day of trading of the Series A Preferred Stock; and (iii) the cash dividends paid, or to be paid, per Share in each of such fiscal quarters.

                                                                AS ADJUSTED
                                                             ------------------
                                          HIGH        LOW     HIGH        LOW      DIVIDENDS
                                         -------    -------  -------    -------    -------
1996:
                                                                        $
  1st Quarter........................... $16 1/8    $15      $ 1 1/4        1/8    $--
  2nd Quarter...........................  16 1/2     15 1/4    1 5/8        3/8     --
  3rd Quarter...........................  16 1/2     14 3/4    1 5/8        --      --
  4th Quarter...........................  17 5/8     16        2 3/4      1 1/8    .30

1997:
  1st Quarter...........................  19         16 3/4    4 1/8      1 7/8    .30
  2nd Quarter...........................  19 5/8     17 3/8    4 3/4      2 1/2    .30
  3rd Quarter...........................  23         17 5/8    8 1/8      2 3/4    .30
  4th Quarter...........................  19 3/8     17 1/8    4 1/2      2 1/4    .35

1998:
  1st Quarter...........................  20 1/4     18        5 3/8      3 1/8    .35
  2nd Quarter...........................  19 1/2     17 3/8    4 5/8      2 1/2    .35
  3rd Quarter (through September 15,
    1998)...............................  19 1/4      2 1/4(1)   4 3/8    2 1/4    .35

------------------------

(1) Reflects a sale made in the first hour of trading following the distribution of the Series A Preferred Stock.

    On September 15, 1998, the last full trading day prior to the announcement of the Offer, the closing per Share sale price as reported on Nasdaq was $4 5/16. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

8.  SOURCE AND AMOUNT OF FUNDS.

    Assuming the Company purchases 10,000,000 Shares pursuant to the Offer at the Purchase Price, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $55,150,000. The Company has obtained a $50 million credit facility (the "New Credit Facility") with Morgan Guaranty Trust Company of New York ("MGTC"). The New Credit Facility has a term of 12 months and bears interest at either (i) the rate of interest publicly announced by MGTC from time to time as its Prime Rate or (ii) LIBOR plus 30 basis points. Sol Price, Helen Price (who is Sol Price's wife) and the Sol & Helen Price Trust (the "Trust") have entered into a Guaranty and Pledge Agreement dated as of September 15, 1998 (the "Guaranty") pursuant to which they have jointly and severally agreed to guaranty the Company's obligations under the New Credit Facility and the Trust has agreed to grant MGTC a continuing security interest in U.S Treasury Notes having a value greater than the amount outstanding under the New Credit Facility to secure their obligations under the Guaranty. As of September 16, 1998, no amounts were outstanding under the New Credit Facility.

    The Company also has an existing unsecured revolving credit facility with UBS, which recently was amended (the "UBS Credit Facility"). The UBS Credit Facility now provides for a maximum principal amount of $50 million and has a term expiring December 31, 1998. The UBS Credit Facility bears interest at LIBOR plus 80 basis points at the Company's current leverage ratio and will bear interest at LIBOR plus 90 basis points at the Company's expected leverage ratio following consummation of the Offer and related transactions. As of September 16, 1998, the Company had approximately $35 million outstanding on its credit facility with UBS.

    The Company intends to obtain permanent financing, which may be secured by mortgages on certain of the Company's real properties, prior to December 31, 1998 to refinance the UBS Credit Facility. The Company has not yet determined whether it will seek to refinance the New Credit Facility at the same time it refinances the UBS Credit Facility.

9.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    GENERAL. The Company was incorporated in the State of Delaware in 1994 and reincorporated in Maryland in January 1998 following its decision to elect REIT status. The Company's principal executive office is located at 4649 Morena Blvd., San Diego, CA 92117.

    The Company's principal business is acquiring, developing, operating, managing and leasing real property. The Company's current portfolio is substantially comprised of commercial rental properties including shopping centers and "power centers" leased to major retail tenants such as Costco, The Sports Authority, The Home Depot, Kmart, Marshalls, PetsMart and Borders Books. As of June 30, 1998, the Company owned 31 real estate properties and held one property pursuant to a 22-year ground lease, which have an aggregate net book value of $407.6 million. Approximately 59% of annual minimum rents are derived from tenants with investment grade credit ratings.

    The Company's business strategy is to continue to enhance the value and operating income of the Company's portfolio by, among other things, completing the development and leasing of existing properties and acquiring new investment properties. In making new real estate investments, the Company intends to continue to place emphasis on acquiring well-located income-producing commercial properties, principally occupied by credit rated tenants in the western and northeastern United States, with attractive yields and potential for increases in income and capital appreciation. The Company also may take advantage of attractive investments in other geographic areas and product types in order to enhance stockholder value. The Company also may participate in public-private partnerships to acquire and develop or redevelop properties in major cities. In addition, the Company will from time to time consider the disposition or exchange of existing investments in order to improve its investment portfolio or increase its funds from operations. The Company's management continuously reviews the Company's properties and attempts to develop appropriate programs to renovate and modernize its properties in order to improve funds from operations and property values. The Company's investment and portfolio management objective is to maximize funds from operations and distributions to stockholders. The Company also currently owns and operates a self storage business, "Price Self Storage," with two facilities open in San Diego, California. The Company has decided to expand the self storage business on a limited basis.

    The Company provides property management directly for all of its properties. Self-management enables the Company to more closely control leasing and property management. Internal property management also provides the Company opportunities for operating efficiencies by enabling it to acquire additional properties without proportionate increases in property management expenses. The Company's property management program is implemented by property management and leasing professionals located in offices in San Diego, California, Fairfax, Virginia and White Plains, New York.

    SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION. Set forth below is certain selected historical and pro forma financial information with respect to the Company. Historical financial information for the four-month period ended December 31, 1997 and the year ended August 31, 1997 was derived from the audited financial statements contained in the Company's Transition Report on Form 10-K for the four months ended December 31, 1997 (the "Company's 1997 Transition Report") and historical financial information for the quarter ended June 30, 1998 was derived from the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (the "Company's 1998 Second Quarter Report"), each of which is hereby incorporated herein by reference, and other information and data contained in the Company's 1997 Transition Report and the Company's 1998 Second Quarter Report. More comprehensive financial information is included in such reports and the historical information below is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth below under the caption "Additional Information."

    The pro forma information on the results of operations for the year ended August 31, 1997, the four month period ended December 31, 1997 and the six month period ended June 30, 1998, assumes that at the beginning of each period shown, the Company borrowed $55,150,000 at an average interest rate of LIBOR plus 36 basis points to purchase 10,000,000 Shares pursuant to the Offer at the Purchase Price and to pay the related fees and expenses of the Offer. Other pro forma adjustments include revenue and expenses associated with acquisitions of two properties in May 1998 as well as dividends on the Company's 8 3/4% Series A Cumulative Redeemable Preferred Stock ("Series A Preferred Stock"). The assumptions on which the pro forma financial information is based are further described in the Notes to Selected Historical and Pro Forma Financial Information. Each period presented should be treated as a stand-alone period. The pro forma information of the Company is unaudited and does not purport to be indicative of the results that would actually have been attained had the purchase of the Shares pursuant to the Offer been completed at the dates indicated or the results that may be obtained in the future.

                            PRICE ENTERPRISES, INC.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

       (IN THOUSANDS EXCEPT SHARE AMOUNTS, PER SHARE AMOUNTS AND RATIOS)

                                  (UNAUDITED)

                              STATEMENTS OF INCOME

                                                                           SIX MONTHS ENDED
                                                 --------------------------------------------------------------------
                                                                     JUNE 30, 1998
                                                 -----------------------------------------------------  JUNE 30, 1997
                                                              TRANSACTION      OTHER                    -------------
                                                 HISTORICAL   ADJUSTMENTS  ADJUSTMENTS(3)   PRO FORMA    HISTORICAL
                                                 -----------  -----------  --------------  -----------  -------------
Rental revenues................................   $  29,773    $  --         $    2,236     $  32,009    $    28,172
Expenses
  Operating and maintenance....................       3,503       --                324         3,827          4,182
  Property taxes...............................       4,162       --                101         4,263          3,822
  Depreciation and amortization................       5,352       --                693         6,045          4,912
  General and administrative...................       1,512          100(1)       --            1,612          2,693
                                                 -----------  -----------  --------------  -----------  -------------
    Total expenses.............................      14,529          100          1,118        15,747         15,609
                                                 -----------  -----------  --------------  -----------  -------------
Operating income...............................      15,244         (100)         1,118        16,262         12,563
Interest and other
  Interest (expense) income, net...............         240       (1,654)(2)         (737)     (2,211)         4,157
  Loss on sale of real estate and investments,
    net........................................      --           --             --            --               (473)
                                                 -----------  -----------  --------------  -----------  -------------
    Total interest and other...................         240       (1,654)          (797)       (2,211)         3,684
                                                 -----------  -----------  --------------  -----------  -------------
Income before provision for income taxes.......      15,484       (1,754)           321        14,051         16,247
Provision for income taxes.....................      --           --             --            --              6,663
                                                 -----------  -----------  --------------  -----------  -------------
Income from continuing operations..............      15,484       (1,754)           321        14,051          9,584
Discontinued operations
  Net loss from operations of discontinued
    merchandising segment......................      --           --             --            --             (1,085)
                                                 -----------  -----------  --------------  -----------  -------------
Net income.....................................   $  15,484    $  (1,754)    $      321     $  14,051    $     8,499
                                                 -----------  -----------  --------------  -----------  -------------
                                                 -----------  -----------  --------------  -----------  -------------
Less: Preferred dividends......................      --           --            (16,631)      (16,631)       --
                                                 -----------  -----------  --------------  -----------  -------------
                                                 -----------  -----------  --------------  -----------  -------------
Income (loss) attributable to Common
  stockholders.................................   $  15,484    $  (1,754)    $  (16,310)    $  (2,580)   $     8,499
                                                 -----------  -----------  --------------  -----------  -------------
                                                 -----------  -----------  --------------  -----------  -------------
Income (loss) per share of Common Stock from
  continuing operations-- basic and diluted....   $    0.65                                 $   (0.19)(4)  $      0.41
                                                 -----------                               -----------  -------------
                                                 -----------                               -----------  -------------
Income (loss) per share of Common Stock--basic
  and diluted..................................   $    0.65                                 $   (0.19)(4)  $      0.36
                                                 -----------                               -----------  -------------
                                                 -----------                               -----------  -------------
Weighted average number of Common shares
  outstanding--basic...........................      23,747                                    13,747         23,341

Weighted average number of
  Common shares outstanding
  --assuming dilution..........................      23,837                                    13,837         23,341

Ratio of earnings to fixed charges.............        45.2                                       6.1        --     (5)

     See Notes to Selected Historical and Pro Forma Financial Information.

                            PRICE ENTERPRISES, INC.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

       (IN THOUSANDS EXCEPT SHARE AMOUNTS, PER SHARE AMOUNTS AND RATIOS)

                              STATEMENTS OF INCOME

                                                                       FOUR MONTHS ENDED
                                            ------------------------------------------------------------------------
                                                              DECEMBER 31, 1997
                                            -----------------------------------------------------
                                                         TRANSACTION      OTHER
                                            HISTORICAL   ADJUSTMENTS  ADJUSTMENTS(3)
                                            -----------  -----------  --------------               DECEMBER 31, 1996
                                                                                                   -----------------
                                                                                       PRO FORMA      HISTORICAL
                                                                                      -----------  -----------------
                                                                                      (UNAUDITED)     (UNAUDITED)
Rental revenues...........................   $  18,170    $  --         $    2,111     $  20,281       $  18,941
Expenses
  Operating and maintenance...............       2,392       --                260         2,652           3,037
  Property taxes..........................       2,361       --                 98         2,459           2,789
  Depreciation and amortization...........       3,326       --                663         3,989           3,299
  General and administrative..............       1,046          100(1)       --            1,146           1,638
                                            -----------  -----------  --------------  -----------        -------
    Total expenses........................       9,125          100          1,021        10,246          10,763
                                            -----------  -----------  --------------  -----------        -------
Operating income..........................       9,045         (100)         1,090        10,035           8,178
Interest and other
  Interest (expense) income, net..........         833       (1,114)(2)         (716)       (997)          2,615
  Gain on sale of real estate and
    investments, net......................      --           --             --            --               2,071
                                            -----------  -----------  --------------  -----------        -------
    Total interest and other..............         833       (1,114)          (716)         (997)          4,686
                                            -----------  -----------  --------------  -----------        -------
Income before provision for income taxes..       9,878       (1,214)           374         9,038          12,864
Provision for income taxes................      (7,630)      --             --            (7,630)          5,274
                                            -----------  -----------  --------------  -----------        -------
Income from continuing operations.........      17,508       (1,214)           374        16,668           7,590
Discontinued operations
  Net loss from operations of discontinued
    merchandising segment.................      --           --             --            --              (3,235)
                                            -----------  -----------  --------------  -----------        -------
Net income................................   $  17,508    $  (1,214)    $      374     $  16,668       $   4,355
                                            -----------  -----------  --------------  -----------        -------
                                            -----------  -----------  --------------  -----------        -------
Less: Preferred dividends.................      --           --            (11,166)      (11,166)         --
                                            -----------  -----------  --------------  -----------        -------
Income attributable to Common
  stockholders............................   $  17,508    $  (1,214)    $  (10,792)    $   5,502       $   4,355
                                            -----------  -----------  --------------  -----------        -------
                                            -----------  -----------  --------------  -----------        -------
Income per share of Common Stock from
  continuing operations...................   $    0.74                                 $    0.40(4)     $    0.33
                                            -----------                               -----------        -------
                                            -----------                               -----------        -------
Income per share of Common Stock..........   $    0.74                                 $    0.40(4)     $    0.19
                                            -----------                               -----------        -------
                                            -----------                               -----------        -------
Income per share of Common Stock from
  continuing operations--assuming
  dilution................................   $    0.73                                 $    0.40(4)     $    0.32
                                            -----------                               -----------        -------
                                            -----------                               -----------        -------
Income per share of Common Stock--
  assuming dilution.......................   $    0.73                                 $    0.40(4)     $    0.18
                                            -----------                               -----------        -------
                                            -----------                               -----------        -------
Weighted average number of Common shares
  outstanding--basic......................      23,675                                    13,675          23,298

Weighted average number of
  Common shares outstanding
  --assuming dilution.....................      23,919                                    13,919          23,620

Ratio of earnings to fixed charges........      --    (5)                                    5.9            85.0

     See Notes to Selected Historical and Pro Forma Financial Information.

                            PRICE ENTERPRISES, INC.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

       (IN THOUSANDS EXCEPT SHARE AMOUNTS, PER SHARE AMOUNTS AND RATIOS)

                              STATEMENTS OF INCOME

                                                                        TWELVE MONTHS ENDED
                                               ----------------------------------------------------------------------
                                                                  AUGUST 31, 1997
                                               -----------------------------------------------------  AUGUST 31, 1996
                                                            TRANSACTION      OTHER                    ---------------
                                               HISTORICAL   ADJUSTMENTS  ADJUSTMENTS(3)                 HISTORICAL
                                               -----------  -----------  --------------   PRO FORMA   ---------------
                                                                                         -----------
                                                                                         (UNAUDITED)
Rental revenues..............................   $  56,838    $  --         $    6,332     $  63,170      $  56,221
Expenses
  Operating and maintenance..................       9,105       --                779         9,884          9,591
  Property taxes.............................       7,882       --                293         8,175          8,380
  Depreciation and amortization..............       9,860       --              1,990        11,850         10,071
  General and administrative.................       5,569          100(1)       --            5,669          5,350
  Provision for asset impairments............       2,000       --             --             2,000         17,000
                                               -----------  -----------  --------------  -----------       -------
    Total expenses...........................      34,416          100          3,062        37,578         50,392
                                               -----------  -----------  --------------  -----------       -------
Operating income.............................      22,422         (100)         3,270        25,592          5,829
Interest and other
  Interest (expense) income, net.............       8,033       (3,259)(2)       (2,118)      2,656          7,442
  Loss on sale of real estate and
    investments, net.........................       1,893       --             --             1,893            864
                                               -----------  -----------  --------------  -----------       -------
    Total interest and other.................       9,926       (3,259)        (2,118)        4,549          8,306
                                               -----------  -----------  --------------  -----------       -------
Income before provision for income taxes.....      32,348       (3,359)         1,152        30,141         14,135
Provision for income taxes...................      13,263       (1,377)           472        12,358          5,795
                                               -----------  -----------  --------------  -----------       -------
  Income from continuing operations..........      19,085       (1,982)           680        17,783          8,340
Discontinued operations
  Net loss from operations of discontinued
    merchandising segment....................      (4,860)      --             --            (4,860)        (8,250)
                                               -----------  -----------  --------------  -----------       -------
Net income...................................   $  14,225    $  (1,982)    $      680     $  12,923      $      90
                                               -----------  -----------  --------------  -----------       -------
                                               -----------  -----------  --------------  -----------       -------
Less: Preferred dividends....................      --           --            (33,262)      (33,262)        --
                                               -----------  -----------  --------------  -----------       -------
Income (loss) attributable to Common
  stockholders...............................   $  14,225    $  (1,982)    $  (32,582)    $ (20,339)     $      90
                                               -----------  -----------  --------------  -----------       -------
                                               -----------  -----------  --------------  -----------       -------
Income (loss) per share of Common Stock from
  continuing operations--basic and diluted...   $    0.82                                 $   (1.16)(4)    $    0.36
                                               -----------                               -----------       -------
                                               -----------                               -----------       -------
Income (loss) per share of Common
  Stock--basic and diluted...................   $    0.61                                 $   (1.52)(4)    $    0.00
                                               -----------                               -----------       -------
                                               -----------                               -----------       -------
Weighted average number of
  Common shares outstanding
  --basic and diluted........................      23,354                                    13,354         23,380

Ratio of earnings to fixed charges...........       173.9                                       6.4           16.7

     See Notes to Selected Historical and Pro Forma Financial Information.

                            PRICE ENTERPRISES, INC.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

        NOTES TO SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

(1) Reflects the estimated fees and expenses, including legal fees, printing and mailing expenses, depositary fees and other, to be incurred by the Company related to the Offer transaction.

(2) Reflects the estimated interest expense on $55,150,000 of debt incurred on the Offer transaction at an average interest rate for the period.

(3) Other pro forma adjustments include revenue and expenses associated with acquisitions of two properties in May 1998 as well as dividends on the Series A Preferred Stock that was distributed in August 1998.

(4) The significant reduction in income per share of Common Stock from the historical results to the pro forma results is primarily a result of the pro forma adjustment for dividends which would have been paid to holders of the Series A Preferred Stock had it been outstanding at the beginning of each period presented. The Series A Preferred Stock actually was distributed on August 17, 1998. The pro forma calculation of income per share of Common Stock also reflects the reduction of shares of Common Stock outstanding by 10 million shares as a result of the Offer.

(5) The Company had no fixed charges during the period presented.

                            PRICE ENTERPRISES, INC.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                            CONDENSED BALANCE SHEETS

                                                                   JUNE 30, 1998              DECEMBER 31, 1997
                                                        ------------------------------------  -----------------
                                                        HISTORICAL  ADJUSTMENTS                  HISTORICAL
                                                        ----------  -----------   PRO FORMA   -----------------
                                                                                 -----------
                                                                                 (UNAUDITED)

Assets

  Real estate assets, net.............................  $  407,590   $  --        $ 407,590      $   353,056
  Other assets........................................      30,275      --           30,275           55,422
                                                        ----------  -----------  -----------        --------
  Total assets........................................  $  437,865   $  --        $ 437,865      $   408,478
                                                        ----------  -----------  -----------        --------
                                                        ----------  -----------  -----------        --------

Liabilities and Stockholders' Equity

  Line of credit......................................  $   20,000   $  55,150(1)  $  75,150     $   --
  Notes payable.......................................       8,943      --            8,943          --
  Other liabilities...................................       3,716                    3,716            1,854
  Stockholders' equity................................     405,206     (55,150)(1)    350,056        406,624
                                                        ----------  -----------  -----------        --------
Total liabilities and stockholders' equity............  $  437,865   $  --        $ 437,865      $   408,478
                                                        ----------  -----------  -----------        --------
                                                        ----------  -----------  -----------        --------
Book value per share of Common Stock..................  $    17.06                $   (0.24)(2)    $     17.41

------------------------

(1) To show effect of additional debt and reduction of stockholders' equity due to purchase of 10,000,000 shares at $5.50 per share, including estimated fees and expenses of the Offer.

(2) Reflects the reduction of stockholders' equity by the carrying value of the Series A Preferred Stock, assuming a price per share of $14 7/8, the closing sale price on the first day of trading of the Series A Preferred Stock, and shows effect of the repurchase of 10 million Shares.

                            PRICE ENTERPRISES, INC.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

                                 (IN THOUSANDS)

                            STATEMENTS OF CASH FLOWS

                                                                                            SIX MONTHS ENDED
                                                                                      ----------------------------
                                                                                      JUNE 30, 1998  JUNE 30, 1997
                                                                                      -------------  -------------
                                                                                              (UNAUDITED)
Operating activities................................................................   $   15, 484    $     8,499
Net income
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.....................................................         5,352          4,912
  Deferred rents....................................................................        (1,247)          (943)
  Deferred income taxes.............................................................       --                (743)
  Loss on sale of real estate and investments, net..................................       --                 473
Changes in operating assets and liabilities:
  Accounts receivable and other assets..............................................           210          6,387
  Leasing costs.....................................................................          (187)           (83)
  Accounts payable and other liabilities............................................         1,862         (2,091)
  Net assets of discontinued segment................................................       --               4,203
                                                                                      -------------  -------------
Net cash flows provided by operating activities.....................................        21,474         20,614

Investing activities
  Additions to real estate assets...................................................       (50,683)        (1,602)
  Proceeds from sale of real estate assets..........................................       --              11,801
  Payments of notes receivable......................................................       --              42,405
  Net investing activities of discontinued segment..................................       --              (6,605)
                                                                                      -------------  -------------
Net cash flows (used in) provided by investing activities...........................       (50,683)        45,999

Financing activities
  Advances to revolving line of credit..............................................        20,000        --
  Dividends paid....................................................................       (16,622)       (14,003)
  Proceeds from exercise of stock options including tax benefits....................           270            620
                                                                                      -------------  -------------
Net cash flows provided by (used in) financing activities...........................         3,648        (13,383)
                                                                                      -------------  -------------
Net (decrease) increase in cash.....................................................       (25,561)        53,230

Cash and cash equivalents at beginning of period....................................        27,003         35,831
                                                                                      -------------  -------------
Cash and cash equivalents at end of period..........................................   $     1,442    $    89,061
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Supplemental cash flow information:
  Cash paid for interest............................................................   $       117    $   --
  Cash paid for income taxes........................................................       --               2,086
Supplemental schedule of noncash operating and financing activities:
  Assumption of note payable to acquire real estate assets..........................         8,943        --
  Adjustment of special dividend--distribution of PriceSmart........................           550        --

    ADDITIONAL INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

10. INTEREST OF DIRECTORS AND OFFICERS AND PRINCIPAL STOCKHOLDERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

    As of September 9, 1998, the Company had 23,758,282 issued and outstanding Shares and had reserved 672,867 Shares for issuance upon exercise of outstanding stock options ("Options") under the Company's 1995 Combined Stock Grant and Stock Option Plan, as amended, and its 1995 Directors Option Plan, as amended (together, the "Option Plans"). The 10,000,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 42.1% of the Company's Shares outstanding on September 9, 1998 (approximately 40.9% assuming exercise of all outstanding Options).

    As of September 9, 1998, the Company's directors and executive officers as a group (8 persons) beneficially owned an aggregate of 3,347,317 Shares representing approximately 14.1% of the outstanding Shares, assuming the exercise by such persons of their Options exercisable within 60 days after September 9, 1998. The Company has been advised that none of its directors or executive officers intends to tender any Shares pursuant to the Offer, except that Murray Galinson, a director, has advised the Company that the Galinson Charitable Remainder Unit Trust, of which he is the trustee, intends to tender 5,000 Shares in the Offer. Following the Offer, the Company's directors and executive officers as a group will continue to beneficially own at least (depending on proration) 3,342,317 Shares, or 24.3%, of the Company's Common Stock. Sol Price, a significant stockholder of the Company and the father of Robert E. Price, the Chairman of the Company's Board of Directors, beneficially owns 5,004,510 Shares through certain entities (the "Price Entities"). One of such entities, the Price Family Charitable Trust, of which Sol Price is a trustee, intends to tender 3,000,000 of the 4,545,170 Shares held by it in the Offer. The Company has been advised that none of the other Price Entities intends to tender Shares in the Offer. Following the Offer, Sol Price and Robert
E. Price will continue to beneficially own at least (depending on proration) 4,631,628 shares, or 33.7%, of the Company's Common Stock and 9,816,708 shares, or 41.3% of the Company's Series A Preferred Stock.

    As a result of their continued significant beneficial ownership of the Company's stock, Sol Price and Robert E. Price will effectively control the outcome of all matters submitted to the Company's stockholders for approval, including the election of directors. In addition, such ownership could discourage acquisition of Common Stock of the Company by potential investors, and could have an anti-takeover effect, possibly depressing the trading price of Common Stock of the Company.

    Except as described below, based on the Company's records and on information provided to the Company by its directors, executive officers and subsidiaries, neither the Company, nor any associate or subsidiary of the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, nor any associates of any of the foregoing, has effected any transactions involving the Shares during the 40 business days prior to the date hereof.

    On August 21, 1998, the Price Family Charitable Fund, of which Sol Price, Robert E. Price and James F. Cahill are directors, made a gift of a total of 1,947,500 shares of the Company's Common Stock to two charitable organizations. On September 8, 1998, the Price Family Charitable Fund, made a gift of an additional 107,580 shares of Common Stock to one charitable organization. James
F. Cahill is a director of the Company.

    Except as described below, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

    In May 1998, certain of the executive officers and directors of the Company purchased shares from certain of the Price Entities. Each purchaser paid cash in the amount of $3.00 per share and delivered a promissory note in the amount of $17.50 per share to the appropriate Price Entity. Each promissory note is a non-recourse note due May 15, 2002 and bears interest at 8% per annum, payable quarterly. Each promissory note is secured by a pledge of the purchased shares (the "Pledged Shares") as follows:

    (a) Paul A. Peterson, a director of the Company, pledged 50,000 shares owned by Peterson & Price, A Professional Corporation, Profit Sharing Plan--Trust B to the Price Family Charitable Trust pursuant to a Stock Pledge and Security Agreement dated May 15, 1998 to secure a promissory note in principal amount of $875,000. In addition, White & Robinson, A Professional Corporation, Profit Sharing Plan pledged 50,000 shares to the Price Family Charitable Trust pursuant to a Stock Pledge and Security Agreement dated May 15, 1998 to secure a promissory note in principal amount of $875,000. Paul A. Peterson may be deemed to beneficially own the shares held by White & Robinson, A Professional Corporation, Profit Sharing Plan.

    (b) James F. Cahill, a director of the Company, pledged 50,000 shares to the Price Family Charitable Trust pursuant to a Stock Pledge and Security Agreement dated May 15, 1998 to secure a promissory note in principal amount of $875,000.

    (c) Murray L. Galinson, a director of the Company, pledged 100,000 shares to the Price Family Charitable Trust pursuant to a Stock Pledge and Security Agreement dated May 15, 1998 to secure a promissory note in principal amount of $1,750,000.

    (d) Jack McGrory, President, Chief Executive Officer and a director of the Company, pledged 10,000 shares to the Price Charitable Remainder Trust pursuant to a Stock Pledge and Security Agreement dated May 15, 1998 to secure a promissory note in principal amount of $175,000.

    (e) Anne L. Evans, a director of the Company, pledged 20,000 shares to the Price Charitable Remainder Trust pursuant to a Stock Pledge and Security Agreement dated May 21, 1998 to secure a promissory note in principal amount of $350,000.

Pursuant to the terms of the Stock Pledge and Security Agreements, the shares of Series A Preferred Stock distributed on August 17, 1998 as a dividend on the Pledged Shares automatically became subject to the pledge. Neither the Price Family Charitable Trust nor the Price Charitable Remainder Trust has the right to vote or dispose of the Pledged Shares (or the pledged shares of Series A Preferred Stock) under any of the Stock Pledge Agreements prior to a default under the applicable promissory note. No such default has occurred to date.

    Sol Price, Helen Price (who is Sol Price's wife) and the Sol & Helen Price Trust (the "Trust") have entered into to a Guaranty and Pledge Agreement dated as of September 15, 1998 (the "Guaranty") pursuant to which they have jointly and severally agreed to guaranty the Company's obligations under the New Credit Facility and the Trust has agreed to grant MGTC a continuing security interest in U.S. Treasury Notes having a value greater than the amount outstanding under the New Credit Facility to secure the guarantors' obligations under the Guaranty.

11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

    The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of stockholders. Nonetheless, the Company anticipates that there will be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of Nasdaq, the Company does not believe that its purchase of Shares pursuant to the Offer will cause the Company's remaining Shares to be delisted from Nasdaq.

    The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

    The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "--Section 6."

13.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    The following summary describes the principal United States federal income tax consequences to United States Holders (as defined below) of an exchange of Shares pursuant to the Offer. Those stockholders who do not participate in the exchange should not incur any United States federal income tax liability from the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing United States Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described herein (possibly on a retroactive basis).

    This summary addresses only Shares held as capital assets. It does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders (such as certain financial institutions, dealers or traders in securities or commodities, insurance companies, Non-United States Holders (as defined below), tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction or that have a functional currency other than the United States dollar). This summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of stock options or which were or are subject to forfeiture restrictions). This summary also does not address the state, local or foreign tax consequences of participating in the Offer. EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES TO SUCH HOLDER OF PARTICIPATION IN THE OFFER.

    A "United States Holder" is a holder of Shares that for United States federal income tax purposes is (i) a citizen or resident of the United States,
(ii) a corporation or partnership created or organized in or under the laws of the United States or any State or division thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States Holders for federal income tax purposes. A "Non-United States Holder" is a holder of Shares other than a United States Holder.

    An exchange of Shares for cash pursuant to the Offer by a United States Holder will be a taxable transaction for federal income tax purposes. As a consequence of the exchange, a United States Holder participating in the exchange will, depending on such holder's particular circumstances, be treated either as having sold Shares or as having received a dividend distribution from the Company. In that regard, under Section 302 of the Code, a United States Holder whose Shares are exchanged pursuant to the Offer will be treated as having sold such Shares if the exchange (i) results in a "complete termination" of all of such holder's equity interest in the Company, (ii) is a "substantially disproportionate" redemption with respect to such holder or (iii) is "not essentially equivalent to a dividend" with respect to such holder. In applying each of the Section 302 tests, a United States Holder will be treated as owning Shares actually or constructively owned by certain related individuals and entities.

    The receipt of cash by a stockholder will result in a "complete termination" of the stockholder's interest if either (1) all of the stock of the Company that is actually and constructively owned by the stockholder is transferred pursuant to the Offer or (2) all of the stock of the Company actually owned by the stockholder is sold pursuant to the Offer and the stockholder is eligible to waive, and effectively waives, the attribution of stock of the Company constructively owned by the stockholder in accordance with the procedures described in the Code. An exchange of Shares will be "substantially disproportionate" with respect to a United States Holder if the percentage of the then outstanding Shares actually and constructively owned by such holder immediately after the exchange of Shares (treating Shares exchanged pursuant to the Offer as no longer outstanding) pursuant to the Offer is less than 80% of the percentage of the Shares actually and constructively owned by such holder immediately before the exchange (treating Shares exchanged pursuant to the Offer as outstanding). A United States Holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's proportionate interest in the Company constitutes a "meaningful reduction" given such holder's particular facts and circumstances. The IRS has indicated in a published ruling that even a minor reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute such a "meaningful reduction."

    If a United States Holder is treated as having sold Shares, such holder will recognize gain or loss for federal income tax purposes, equal to the difference between the amount of cash received and such holder's adjusted tax basis in the Shares sold to the Company. Net capital gain of a non-corporate stockholder ordinarily will be taxed at a 20% rate if such Shares have been held for more than twelve months. In general, any loss recognized by a stockholder upon the sale of Shares that have been held for six months or less (after applying certain holding period rules) will be treated as a long term capital loss, to the extent of capital gain dividends received by such stockholder from the Company which were required to be treated as long term capital gain.

    If a United States Holder who participates in the Offer is not treated as having sold Shares, such holder will be treated as receiving a dividend to the extent of such holder's ratable share of the Company's earnings and profits. Such a dividend will be includable in the United States Holder's gross income as ordinary income without reduction for the adjusted tax basis of the Shares exchanged. In such event, the United States Holder's adjusted tax basis in its Shares exchanged in the Offer generally will be added to such holder's adjusted tax basis in the remaining Shares. A dividend received by a corporate United States Holder will not be eligible for a dividends-received deduction, but may be subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a United States Holder exceeds the Company's earnings and profits, it will be treated first as a tax-free return of such United States Holder's tax basis in the Shares and thereafter as capital gain.

    See "--Section 3" with respect to the application of United States federal income tax withholding to payments made to Non-United States Holders and the backup withholding tax requirements.

    THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

    The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release on the PR Newswire.

    If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by

Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares or increases or decreases the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

15.  FEES AND EXPENSES.

    The Company has retained MacKenzie Partners, Inc. to act as Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

    No fees or commissions will be payable by the Company to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through such brokers or banks and not directly to the Depositary. The Company, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in "Instruction 6 in the Letter of Transmittal."

16.  MISCELLANEOUS.

    The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

    Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission the Schedule 13E-4 which contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                          PRICE ENTERPRISES, INC.

September 17, 1998

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

       BY HAND DELIVERY:             BY OVERNIGHT DELIVERY:                  BY MAIL:
   120 Broadway, 13th Floor            85 Challenger Road                  P.O. Box 3301
   New York, New York 10271             Mail Drop--Reorg           South Hackensack, New Jersey
  Attn: Reorganization Dept.       Ridgefield Park, New Jersey                 07606
                                              07660                 Attn: Reorganization Dept.
                                   Attn: Reorganization Dept.

                                     FACSIMILE TRANSMISSION:
                                         (201) 296-4293

                                  CONFIRM RECEIPT OF FACSIMILE
                                          BY TELEPHONE:
                                         (201) 296-4860

    Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the Depositary.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                156 FIFTH AVENUE

                            NEW YORK, NEW YORK 10010

                         (212) 929-5500 (CALL COLLECT)

                                       OR

                         CALL TOLL-FREE (800) 322-2885